Rule 424(b)(3)
                                             Registration No. 33-43443

                         Pricing Supplement No. 39
                            Dated May 13, 1999
                 To Prospectus dated November 5, 1991 and
               Prospectus Supplement dated November 6, 1991

                          REYNOLDS METALS COMPANY

                             Medium-Term Notes
             Due from 9 Months to 30 Years from Date of Issue


     This Pricing Supplement describes our sale of Notes through Merrill Lynch & Co., as agent. Except as set forth in this Pricing Supplement, the Notes offered hereby have such terms as are described in the Prospectus dated November 5, 1991, as amended and supplemented by the Prospectus Supplement dated November 6, 1991.

Principal Amount:                  $100,000,000

Interest Rate (fixed rate):        7.00%

Stated Maturity:                   May 15, 2009

Amortization Schedule:             Installments of principal on the Notes
                                   will be paid annually on each May 15,
                                   beginning May 15, 2005, to the persons
                                   in whose names the Notes are registered
                                   at the close of business on the May 1
                                   immediately preceding such May 15.  The
                                   principal installments to be paid on
                                   each payment date for each $100,000
                                   original principal amount are set forth
                                   below:

                                                            Principal
                                   Payment Date             Payment
                                   ------------             -------

                                   May 15, 2005             $20,000
                                   May 15, 2006              20,000
                                   May 15, 2007              20,000
                                   May 15, 2008              20,000
                                   May 15, 2009              20,000


Specified Currency:                U.S. dollars

Issue price (as a percentage of
principal amount):                 100%

Selling Agent's commission (%):    0.60%

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Net proceeds to Reynolds (%):      99.40%

Settlement date (original
issue date):                       May 18, 1999

Redemption Commencement
Date (if any):                     None.  The Notes are not redeemable
                                   by Reynolds before their Stated Maturity.

Put Right of Holders upon
a Designated Event and
a Rating Decline:                  Applicable

Interest Payment Date(s):          As stated in the Prospectus Supplement

Regular Record Date(s):            As stated in the Prospectus Supplement

Book-Entry Note:                   Applicable

CUSIP No.:                         76176L FF 3


     As of the date of this Pricing Supplement, we have sold $1,637,500,000 aggregate principal amount (having an aggregate initial public offering price of $1,637,250,000) of debt securities described in the Prospectus, including the Notes to which this Pricing Supplement relates.

                              USE OF PROCEEDS

     We intend to add the net proceeds from the sale of the Notes to our general funds to be used for general corporate purposes, including reduction of outstanding indebtedness. The indebtedness to be repaid initially consists of commercial paper (currently bearing interest at an average annual rate of 4.9%) incurred in the second quarter of 1999, the proceeds from which were used for general corporate purposes. Thereafter, we intend to re-issue commercial paper, using the proceeds to repay at maturity $100,000,000 aggregate principal amount of Reynolds' 9-3/8% Debentures due June 15, 1999.


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
                      SELECTED FINANCIAL INFORMATION

     The following table summarizes selected financial information relating to Reynolds and its consolidated subsidiaries for the five years ended December 31, 1998 and the quarters ended March 31, 1998 and 1999.

     You should read this information in conjunction with the audited consolidated financial statements and notes contained in our annual report on Form 10-K for the year ended December 31, 1998 and the unaudited consolidated financial statements and notes contained in our quarterly report on Form 10-Q for the quarter ended March 31, 1999. In the opinion of our management, the quarterly amounts contain all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations for such periods. The results for the quarterly periods are not necessarily indicative of results for a full year.

                                            YEARS ENDED DECEMBER 31
                                ----------------------------------------------
                                  1994      1995    1996      1997       1998
                                  ----      ----    ----      ----       ----
                             ($ IN MILLIONS EXCEPT PER SHARE AND RATIO AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues.......................  $5,925   $7,252   $7,016   $6,900   $5,859
Cost of products sold..........   4,950    5,739    5,856    5,658    4,774
Selling, general and
  administrative expenses......     376      449      445      406      378
Depreciation and amortization..     341      344      365      368      252
Interest.......................     156      172      160      153      114
Operational restructuring
  effects - net................     (88)       -       37       75      144
                                ----------------------------------------------
    Total Costs and Expenses...   5,735    6,704    6,863    6,660    5,662
                                ----------------------------------------------
Income (loss) before income
  taxes, extraordinary loss and
  cumulative effects of
  accounting changes...........     190      548      153      240      197
Taxes on income (credit).......      68      159       49      104       45
                                ----------------------------------------------

Income (loss) before
  extraordinary loss and
  cumulative effects of
  accounting changes...........     122      389      104      136      152
Extraordinary loss.............       -        -        -        -      (63)
Cumulative effects of
  accounting changes...........       -        -      (15)       -      (23)
                                ----------------------------------------------
Net income (loss)..............  $  122   $  389   $   89   $  136   $   66
                                ==============================================


EARNINGS PER SHARE:
BASIC
  Income (loss) before
    extraordinary loss and
    cumulative effects of
    accounting changes.........  $ 1.42   $ 5.60   $ 1.06   $ 1.86   $ 2.18
  Extraordinary loss...........       -        -        -        -    (0.91)
  Cumulative effects of
    accounting changes.........       -        -    (0.24)       -    (0.33)
                                ----------------------------------------------
  Net income (loss)............  $ 1.42   $ 5.60   $ 0.82   $ 1.86   $ 0.94
                                ==============================================

DILUTED
  Income (loss) before
    extraordinary loss and
    cumulative effects of
    accounting changes.........  $ 1.41   $ 5.25   $ 1.06   $ 1.84   $ 2.18
  Extraordinary loss...........       -        -        -        -    (0.91)
  Cumulative effects of
    accounting changes.........       -        -    (0.24)       -    (0.33)
                                ----------------------------------------------
  Net income (loss)............  $ 1.41   $ 5.25   $ 0.82   $ 1.84   $ 0.94
                                ==============================================

  Cash dividends declared per
    common share...............  $ 1.00   $ 1.20   $ 1.40   $ 1.40   $ 1.40
                                ==============================================

Ratio of earnings to fixed
  charges<FNa>.................    2.0x     3.7x     1.6x     2.3x     2.5x

BALANCE SHEET DATA
Total assets...................  $7,461   $7,740   $7,516   $7,226   $6,134
Long-term debt.................   1,848    1,853    1,793    1,501    1,035
Total stockholders' equity.....   2,272    2,617    2,634    2,739    2,194

<FNa>
____________
(a) The ratio of earnings to fixed charges is not presented for the first quarter of 1999 because earnings were inadequate to cover fixed charges by approximately $9 million.



                                        QUARTERS
                                     ENDED MARCH 31
                                 ---------------------
                                    1998       1999
                                    ----       ----
       ($ IN MILLIONS EXCEPT PER SHARE AND RATIO AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues.......................    $1,532     $1,068
Cost of products sold..........     1,251        925
Selling, general and
  administrative expenses......        93         82
Depreciation and amortization..        70         57
Interest.......................        34         20
Operational restructuring
  effects - net................         -          -
                                 ---------------------
    Total Costs and Expenses...     1,448      1,084
                                 ---------------------
Income (loss) before income
  taxes, extraordinary loss and
  cumulative effects of
  accounting changes...........        84        (16)
Taxes on income (credit).......        26         (6)
                                 ---------------------

Income (loss) before
  extraordinary loss and
  cumulative effects of
  accounting changes...........        58        (10)
Extraordinary loss.............         -          -
Cumulative effects of
  accounting changes...........       (23)         -
                                 ---------------------
Net income (loss)..............    $   35     $  (10)
                                 =====================


EARNINGS PER SHARE:
BASIC
  Income (loss) before
    extraordinary loss and
    cumulative effects of
    accounting changes.........    $ 0.78     $(0.15)
  Extraordinary loss...........         -          -
  Cumulative effects of
    accounting changes.........     (0.32)         -
                                 ---------------------
  Net income (loss)............    $ 0.46     $(0.15)
                                 =====================
DILUTED
  Income (loss) before
    extraordinary loss and
    cumulative effects of
    accounting changes.........    $ 0.78     $(0.15)
  Extraordinary loss...........         -          -
  Cumulative effects of
    accounting changes.........     (0.32)         -
                                 ---------------------
  Net income (loss)............    $ 0.46     $(0.15)
                                 =====================

  Cash dividends declared per
    common share...............    $ 0.35     $ 0.35
                                 =====================

Ratio of earnings to fixed
  charges<FNa>.................      3.1x          -

BALANCE SHEET DATA
Total assets...................    $7,196     $6,107
Long-term debt.................     1,595      1,123
Total stockholders' equity.....     2,639      2,142

<FNa>
____________
(a) The ratio of earnings to fixed charges is not presented for the first quarter of 1999 because earnings were inadequate to cover fixed charges by approximately $9 million.

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
                    WHERE YOU CAN FIND MORE INFORMATION

  The reports, proxy statements and other information that Reynolds files with the SEC, which are described under the heading "AVAILABLE INFORMATION" in the Prospectus, are also available from the SEC's web site at http://www.sec.gov.




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